EMPLOYMENT AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of March 2013 (the “Effective Date”), by and between ZaZa Energy Corporation, a Delaware corporation (the “Company”), and Paul F. Jansen (“Employee”).

W I T N E S S E T H  :

WHEREAS, the Company desires to enter into this Agreement embodying the terms of Employee’s employment with the Company, and Employee desires to enter into this Agreement, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.	Definitions.
(a)

“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) any allowance payable to Employee by the Company, in accordance with written Company policy.

(b)	“Base Salary” shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).
(c)	“Board” shall mean the Board of Directors of the Company.
(d)

“Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of his employment hereunder that is materially injurious to the Company or any other member of the Company Group, (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities, (iii) misappropriation by Employee of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed by Employee, or at his direction, (v) Employee’s conviction of, or pleading “guilty” or “ no contest” to a felony under United States state or federal law that has, or could be reasonably expected to have, a material adverse impact on the performance of Employee’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation of a written Company policy, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of written Company policy, or (vii) Employee’s material breach of Section 8 of this Agreement.

(e)

“Change of Control” shall mean an event or series of events by which: (i) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than a “person” or “group” comprised solely of John Hearn, Gaston Kearby, Todd Brooks, their respective heirs, and their respective affiliates, and their permitted transferees) becomes the beneficial owner of more than 50% of the Company’s outstanding common stock; (ii) consummation of any consolidation or merger of the

Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person, in each case pursuant to which the Company’s common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that beneficially owned, directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; or (iii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)	“Common Shares” shall mean shares of common stock of the Company.
(h)	“Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.
(i)

“Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business, or technical information (i) relating to the Company or any other member of the Company Group or (ii) that the Company or any other member of the Company Group may receive belonging to suppliers, customers, or others who do business with the Company or any other member of the Company Group, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of Section 8(a) below.

(j)

“Disability” shall mean any physical or mental disability or infirmity of Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(k)

“Good Reason” shall mean, without Employee’s consent, (i) a diminution in Employee’s title, duties, or responsibilities, (ii) a material reduction in the Base Salary, (iii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company hereunder, (iv) the relocation of Employee’s principal place of employment to a location more than 50 miles from its current location, or (v) failure of the Company to obtain a written agreement from any successor or assign of the Company to assume the obligations of the Company under this Agreement upon a Change of Control.

(l)

“Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any other member of the Company Group to terminate such employment or consulting services;

provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company or any other member of the Company Group; (ii) hiring any individual who was employed by the Company or any other member of the Company Group within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any customer, supplier, licensee, or other business relation of the Company or any other member of the Company Group to cease doing business with or materially reduce the amount of business conducted with the Company or any other member of the Company Group, or in any way interfering with the relationship between any such customer, supplier, licensee, or business relation and the Company or any other member of the Company Group.

(m)

“January Representative Value” shall mean the average closing price of the Company’s common stock on the principal U.S. stock exchange on which the Company’s common stock is listed or traded during the last fifteen (15) trading days of January.

(n)

“Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers Employee the release contemplated in Section 7(h) below, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(o)	“Restricted Period” shall mean the period commencing on the Effective Date and extending to the twelve (12) month anniversary of Employee’s termination of employment for any reason.
(p)	“Severance Term” shall mean the twelve (12) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability), or by Employee for Good Reason.
(q)	Acceptance.

Until the earlier of April 1, 2015 or such date as Employee’s employment is terminated in accordance with Section 7 hereof, the Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein.

(r)	Position, Duties, and Responsibilities; Place of Performance.
(s)

During the term of employment, Employee shall be employed and serve as Director – Accounting until such time as the current Chief Accounting Officer resigns.  From and after such date, Employee shall serve as Chief Accounting Officer and shall have such duties and responsibilities as are commensurate with such title.  Employee shall report to the Chief Financial Officer of the Company and shall carry out and perform all orders, directions and policies given to him by the Chief Financial Officer consistent with his position and title.  Employee also agrees to serve as an officer of any member of the Company Group, in each case without additional compensation, except as provided herein or in a separate agreement between the parties.

(t)

Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the term of employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided,  however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(u)	Compensation. During the term of employment, Employee shall be entitled to the following compensation:
(v)

Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $250,000 for calendar year 2013.  The Base Salary for subsequent calendar years shall be determined by the Compensation Committee.  The Base Salary may not be decreased unless such decrease is approved by Employee.

(w)

Annual Discretionary Bonus.  Employee shall be eligible for an annual discretionary bonus (the “Bonus”), as so determined by the Compensation Committee.  The target Bonus shall be 30%-50% of Base Salary (or such greater percentage of Base Salary as the Compensation Committee shall determine, in its sole discretion) and, if earned, shall be paid no later than March 15 following the calendar year to which the Bonus corresponds.  Employee must be actively employed by the Company on December 31 of a given year in order to be eligible for a Bonus for that year.  Employee shall be eligible for a prorated portion of any Bonus for his first year of partial service.

(x)	Long-Term Incentive Award.
(i)	Employee shall be eligible for an annual long-term incentive award, as so determined solely by the Compensation Committee (the “LTI Award”).
(ii)

The criteria for achieving the LTI Award, if such LTI Award is granted, will be based upon the level of achievement of Company and individual performance objectives for such fiscal year, as determined solely by the Compensation Committee.

(iii)

The Compensation Committee will determine the dollar value of the LTI Award for which Employee is eligible (subject to the vesting requirements below) no later than March 15 of the fiscal year following the fiscal year to which the LTI Award is attributable.  The date on which the Compensation Committee makes this determination shall be the “Determination Date” for the LTI Award.

(iv)	The number of Common Shares to be distributed (subject to the vesting requirements below) will equal the dollar value of the LTI Award divided by the most recent January Representative Value.
(v)

Each LTI Award will vest in three equal installments on the first, second and third anniversaries of its Determination Date, provided that Employee remains employed with the Company through the applicable vesting date or except as stated herein.

(vi)

On the first payroll date following the vesting date of any portion of an LTI Award, the Company will distribute to Employee the number of Common Shares payable under the LTI Award (as reduced for required tax withholding, based on the closing price of the Company’s common stock on the principal U.S. stock exchange on which the Company’s common stock is listed or traded on the day prior to distribution); provided,  however, that any fractional Common Shares shall be payable in cash.

(vii)	Any Common Shares to be delivered to Employee will be subject to such transfer policies as the Company may adopt that are applicable to officers, directors and other management personnel generally.
(viii)	Employee Benefits.
(y)

General.  During the term of employment, Employee shall be entitled to participate in health insurance, retirement, and other benefits provided to other executives of the Company.  The Company will pay 100% of the applicable health and dental insurance premiums for Employee and his eligible dependents.

(z)

Vacation and Time Off.  During each calendar year of the term of employment, Employee shall be eligible for twenty (20) days paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company.

(aa)

D&O Coverage.  Employee shall be entitled to coverage by, and the benefits of, the Company’s D&O insurance coverage (the “D&O Coverage”), consistent with the terms of the D&O Coverage.  The Company shall ensure that Employee is at all times covered by the D&O Coverage, or substantially similar coverage, during the term of employment and thereafter.

(bb)	Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse his for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

(cc)	Termination of Employment.
(dd)

General.  Employee’s employment with the Company shall at all times remain “at will.”  Employee’s employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason.  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 7 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(ee)

Termination Due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)	The Accrued Obligations; and
(ii)	Immediate vesting of any unvested Common Shares, including but not limited to any Common Shares that comprise any past LTI Award; and
(iii)	Continuation and/or payment of Employee’s and/or Employee’s dependents’ medical insurance premiums for a period of twelve (12) months; and
(iv)

The rights to the same compensation as provided in clause (ii) of Section 7(d) below, in addition to clauses (i) through (iii) of this Section 7(b), if the termination of Employee’s employment is by reason of death or Disability while Employee is traveling on official Company business.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(ff)	Termination by the Company for Cause.
(i)

The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided,  however, that with respect to any termination relying on clause (i), (ii), (vi) or (vii) of the definition of Cause set forth in Section 1(d) hereof, to the extent such act or acts are curable, Employee shall be given not less than twenty (20) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period unless Employee has substantially cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)

In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations, and any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 7(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(gg)

Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of at least thirty (30) days written notice of such termination.  In the event of termination of Employee’s employment under this Section 7(d), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by the Company without Cause.    In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)	The Accrued Obligations; and
(ii)	Continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices; and
(iii)

Continuation, during the Severance Term, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, it being understood and agreed that the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term; provided,  however, that as a condition of the Company’s providing the continuation of health benefits described herein, the Company may require Employee to elect continuation coverage under COBRA.  Notwithstanding the foregoing, if such health benefits are provided to employees of the Company generally through a self-insured arrangement, and Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), (i) such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to be paid by Employee pursuant to clause (A) above (the “Taxable Cost”), and, as such, Employee’s W-2 shall include the after-tax value of the Taxable Cost for each month during the applicable benefit continuation period, and (ii) on the last payroll date of each calendar month during which any health benefits are provided pursuant to this Section 7(d)(iii), Employee shall receive an additional payment, such that, after payment by the Employee of all federal, state, local and employment taxes imposed on Employee as a result of the inclusion of the portion of the Taxable Cost in income during such calendar month, Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount equal to such taxes as Employee is required to pay as a result of the inclusion of the Taxable Cost in income during such calendar month; and

(iv)	Reimbursement of Employee’s reasonable, documented outplacement expenses for up to 6 months, not to exceed $10,000 in the aggregate.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(hh)

Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company twenty (20) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason.  During such twenty (20) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) above.  Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)

Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’

written notice of such termination.  In the event of a termination of employment by Employee under this Section 7(f), except as provided in Section 7(g), Employee shall be entitled only to the Accrued Obligations, and any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f) or Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(jj)

Termination Following Change of Control.  If, during the one (1) year period following a Change of Control, Employee is terminated by the Company without Cause, or Employee terminates his employment with or without Good Reason, such termination shall be considered a termination by the Company without Cause, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) above.  Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 7(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(kk)

Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsection (b), (d),  (e), or (g) of this Section 7, Employee (or his estate, as the case may be) shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.  To the extent that the Company requires execution of such release, the Company shall deliver such release to Employee (or to his estate, as the case may be) within ten (10) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute such release.  Assuming a timely delivery of the release by the Company, if Employee or his estate fails to execute such release on or prior to the Release Expiration Date or timely revokes his or its acceptance of such release thereafter, Employee or his estate shall not be entitled to any payments or benefits pursuant to subsection (b), (d),  (e), or (g) of this Section 7.  Notwithstanding anything herein to the contrary, in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.

(ll)	Restrictive Covenants.
(mm)

Confidential Information.  At any time during and after the end of the term of employment, without the prior written consent of the Board, Employee shall not disclose to or use for the benefit of any third party any Confidential Information, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder.

(nn)	Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other person or entity, engage in Interfering Activities.
(oo)

Return of Documents and Property.  In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with his any such property, documents, or data, or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(pp)

Works for Hire.  Employee agrees that the Company shall own all right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the term of employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company or any member of the Company Group; (ii) result from or relate to any work performed for the Company or any member of the Company Group; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with any personnel of the Company or any other member of the Company Group (collectively referred to as “Developments”).  Employee hereby assigns to the Company all right, title, and interest in and to any and all of these Developments.  Employee agrees to assist the Company, at the Company’s expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for Employee and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee.  In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC § 101).  To the extent allowed by law, this includes all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights.”  To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law.  Employee will confirm any such waivers and consents from time to time as requested by the Company.

(qq)	Representations and Warranties of Employee.

Employee represents and warrants to the Company that—

(rr)

Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(ss)

Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(tt)	In connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.
(uu)	Withholding of Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by applicable law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(vv)	Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(ww)

Any payment otherwise required to be made hereunder to the Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(xx)	Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)            To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(yy)	Successors and Assigns; No Third-Party Beneficiaries.
(zz)

The Company.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person or entity without Employee’s prior written consent; provided,  however, that in the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Employee shall not be required in connection therewith.

(aaa)

Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided,  however, that if Employee dies, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(bbb)

No Third-Party Beneficiaries.  Except as otherwise set forth in Section 7(b) or Section 12(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(ccc)	Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided,  however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

(ddd)	Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

(eee)	Governing Law and Jurisdiction.

In the event of any dispute under this Agreement or relating or arising under the employment relationship (a “Dispute”), the parties agree first to engage in good faith negotiations to try to resolve the Dispute.  If the Dispute is not resolved through such negotiations, the parties agree to engage in mediation using the services of an agreed upon mediator.  If the parties fail to agree on a mediator, they shall proceed under the rules and administration of JAMS in Houston, Texas.  If the Dispute is not resolved through such mediation, the parties agree to submit the Dispute to binding arbitration.  Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute.  The party invoking arbitration shall notify the other party in writing (the “Written Notice”). The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator.  If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator.  The arbitration shall be (a) conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, (b) held at a location in Houston, Texas, and (c) completed within six months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified.  The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes.  The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction.  Each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally, subject to the following:  (i) nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law (such as, but not necessarily limited to, reasonable attorneys’ fees and dispute resolution related costs and expenses, if allowed by applicable statutory law), and (ii) the arbitrator shall have the authority to award reasonable attorneys’ fees, costs, and expenses to the party that substantially prevails.

(fff)	Notices.
(ggg)

Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(hhh)

Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

(iii)	Section Headings; Mutual Drafting.
(jjj)

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b)            The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

(kkk)	Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

(lll)	Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 7 through 20 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

(mmm)	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPLOYEE

/s/ Paul F. Jansen

PAUL JANSEN

ZAZA ENERGY CORPORATION

/s/ S. Scott Gaille

By:              SCOTT GAILLE

Title:              CHIEF COMPLIANCE OFFICER & GENERAL COUNSEL